Exhibit 10.61
KB HOME
FISCAL YEAR 2011 RESTRICTED CASH AWARD AGREEMENT
This Restricted Cash Award Agreement (this “Agreement”) is made on October 7, 2010 (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Employee”).
WHEREAS, the Company desires to grant the Employee a restricted cash award (the “Award”); and
WHEREAS, the Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Award is no longer subject to a “substantial risk of forfeiture” and that does not provide for the deferral of compensation under, and is therefore exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), together with the Department of Treasury Regulations and other interpretative guidance issued thereunder (“Section 409A”).
NOW, THEREFORE, in consideration of the foregoing, the Company and the Employee enter into this Agreement as follows:
A G R E E M E N T
1. Grant. Subject to the terms of this Agreement, the Company hereby grants to the Employee the Award, which entitles the Employee to earn a future cash payment in an amount equal to $[  _____  ].
2. Award Vesting. The Award granted under this Agreement will vest on October 7, 2013 only if the Employee is employed by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”) on such date.
3. Forfeiture. Subject to Section 2, the Employee will immediately forfeit all rights, title and interests in and to any and all of the Award that has not vested on the date the Employee’s employment with the Company or its Subsidiaries is terminated.
4. Payment. As soon as reasonably practicable following the date of vesting of the Award in accordance with Section 2 above (the “Vesting Date”), but in no event later than the later of (i) the fifteenth day of the third month following the end of the Employee’s first taxable year in which the Vesting Date occurs or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the Vesting Date occurs, the Company will pay in cash to the Employee the amount set forth in Section 1 of this Agreement. The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Employee’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting or payment of any portion of the Award.
5. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.

6. Entire Agreement; Committee Authority.
(a)	This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.
(b)	Subject to applicable law, this Agreement and the Award shall be administered by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company, and the Committee shall have full power and authority to determine and interpret the terms and conditions of this Agreement and the Award, and make any determination and take any action that the Committee deems necessary or desirable for the administration of this Agreement and the Award, based in each case on such considerations as the Committee in its sole discretion determines.
(c)	All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons (as defined below), including, but not limited to, the Company, any Subsidiary, the Employee, any stockholder and any employee of the Company or any Subsidiary. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE AWARD, AND THAT THE EMPLOYEE IS BOUND BY, AND THE AWARD IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.
7. Non-Transferability. Neither this Agreement nor the Award may be assigned by the Employee by operation of law or otherwise. Any purported assignment by the Employee shall be null and void. This Agreement shall, however, be binding upon the successors and assigns of the Company.
8. No Obligation. Neither the execution and delivery hereof nor the granting of the Award will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any Subsidiary to employ or continue the employment of the Employee for any period or in any capacity.
9. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention: Senior Vice President, Human Resources, or a designee or successor thereof, and any notice given hereunder to the Employee will be addressed to the Employee at his or her address as shown on the records of the Company.
10. Amendment and Cancellation. Subject to Section 12 hereof, at any time and from time to time, the Committee may terminate, amend or modify this Agreement. Except with respect to amendments made pursuant to Section 12 hereof, no termination, amendment, or modification of this Agreement will adversely affect in any material way the Award granted hereunder without the prior written consent of the Employee.

11. General Provisions.
(a)	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Employee or the Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect.
(b)	Other Laws. The obligation of the Company to make payment of the Award will be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company may refuse to transfer any consideration under this Agreement if, acting in its sole discretion, it determines that transfer of such consideration might violate any applicable law or regulation.
(c)	No Trust or Fund Created. This Agreement is intended to be an “unfunded” plan for incentive compensation. This Agreement will neither create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or any affiliate and the Employee or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity (each, a “Person”). To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
(d)	Headings. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.
12. Section 409A.
(a)	The Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Award is no longer subject to a “substantial risk of forfeiture” and that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A. This Agreement shall be interpreted in accordance with Section 409A, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and shall not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. In the event that, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.
(b)	An Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Employee or for such Employee’s account in connection with the Award (including any taxes, interest, and penalties under Section 409A), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold such Employee harmless from any or all of such taxes, interest, or penalties.

13. Rescission. This Agreement and the Award will be subject to rescission by the Company if an original of this Agreement executed by the Employee is not received by the Company within four weeks of the Grant Date.
14. Term. Upon forfeiture of all of the Employee’s rights, title, and interests in and to any and all of the Award pursuant to Section 3 above, this Agreement shall terminate and be of no further force or effect.
IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the date first above written.
KB HOME
By:  Jeffrey T. Mezger
        President and Chief Executive Officer
EMPLOYEE:
By:  _________________________
                            [NAME]
Date:  _________________________